                                                                   EXHIBIT 11(b)

                                  July 30, 2003

Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY 10019-6099




    Re:   Smith Barney Money Funds, Inc.

Ladies and Gentlemen:

          We have acted as special Maryland counsel to Smith Barney Money Funds, Inc., a Maryland corporation (the "Company"), in connection with the transactions contemplated by the Company's Plan of Reorganization dated as of July 30, 2003 (the "Plan"). These transactions include, among other things, (i) the transfer of all of the assets and liabilities of the Company's Retirement Portfolio series (the "Acquired Fund") to the Company's Cash Portfolio series (the "Acquiring Fund"); (ii) the adoption of the implementing amendment to the Company's Charter reclassifying all shares of the Acquired Fund as shares of the corresponding classes of the Acquiring Fund (the "Charter Amendment"); and (iii) the accomplishment of the reclassification by the issuance of Class A shares of the Acquiring Fund (the "Shares") to the former stockholders of Class A shares of the Acquired Fund.

          We have examined the Combined Proxy Statement/Prospectus (the "Prospectus") included in the Company's Registration Statement on Form N-14 with respect to the Plan, substantially in the form in which it is going to become effective (the "Registration Statement"). We have also examined originals or certified copies of (i) the Charter and Bylaws of the Company; (ii) the Plan and the Charter Amendment as approved by the Board of Directors of the Company; and
(iii) the resolutions adopted by the Board of Directors of the Company on July 30, 2003 with respect to the Plan and the Charter Amendment.

          We have also examined and relied on a certificate issued by the Maryland State Department of Assessments and Taxation ("SDAT") to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing as a corporation and duly authorized to transact business in the State of Maryland. With respect to questions of fact material to the opinions set forth below, we have relied, without independent inquiry, on certificates of officers of the Company or of public officials.

          In our examination, we have assumed (i) the genuineness of all signatures on documents submitted to us for review; (ii) the legal capacity of all natural persons who executed any document submitted to us for review; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; and (v) that all certificates of public officials on which we have relied have been duly and properly given.

          We also have assumed for purposes of this opinion that the Company was duly organized by its initial Board of Directors in accordance with Maryland law after its incorporation in 1974.

          Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that when (i) the Charter Amendment has been approved by the stockholders of the Acquired Fund and accepted for record by SDAT, and (ii) the Shares have been issued pursuant to the Charter Amendment and as contemplated in the Prospectus, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

          This letter expresses our opinion with respect to the Maryland General Corporation Law governing the matters set forth above. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

          You may rely on this opinion in rendering your opinion to the Company that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion may not be relied on by any other person or for any other purpose without our prior written consent.

                                        Very truly yours,




                                        Venable, Baetjer and Howard, LLP

                                       2